Execution Version     Exhibit 10.27

TRANSITION AND ADVISORY AGREEMENT
THIS TRANSITION AND ADVISORY AGREEMENT (this “Agreement”), is made as of February 3, 2026 (the “Effective Date”) by and between Darcy Horn Davenport (“Advisor”), and BellRing Brands, Inc., a Delaware corporation (the “Company”).
WHEREAS, Advisor serves as the President and Chief Executive Officer of the Company;
WHEREAS, Advisor has informed the Company that Advisor desires to retire as President and Chief Executive Officer of the Company;
WHEREAS, the Company and Advisor have mutually agreed that the Company will retain the services of Advisor for a period of time following Advisor’s resignation as President and Chief Executive Officer of the Company; and
WHEREAS, Advisor and the Company desire to enter into this Agreement to set forth the terms of Advisor’s continued service to the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and Advisor agree as follows:
1.Transition Period. From the Effective Date through the earlier of September 30, 2026 (the “Transition Outside Date”) and the date upon which a successor President and Chief Executive Officer commences employment with the Company (the “Transition Date”) (such period being referred to as the “Transition Period”), Advisor will continue to be employed as President and Chief Executive Officer of the Company, having such duties and responsibilities as are consistent with such title. During the Transition Period, Advisor will continue to receive the same base salary as in effect immediately prior to the Effective Date, which is at a rate of $978,526 per annum and participate in the benefits plans and programs available to senior employees of the Company (the “Benefit Plans”), including the Company’s Senior Management Bonus Program for fiscal year 2026, with a target bonus amount equal to 125% of Advisor’s base salary as in effect immediately prior to the Effective Date. Advisor shall be entitled to receive the full bonus for fiscal year 2026 (without pro-ration) based on actual performance, payable at the same time bonuses are paid to other senior executives. In addition, during the Transition Period, Advisor’s outstanding awards granted under the Amended 2019 Long-Term Incentive Plan (the “2019 Plan”) shall remain outstanding and continue to vest in accordance with the terms of the award agreements. A schedule of Advisor’s outstanding awards under the 2019 Plan is attached hereto as Exhibit A. During the Transition Period and while Advisor is employed with the Company during the Advisory Term, Advisor shall remain eligible to receive a Transaction Bonus in accordance with the terms of the Transaction Bonus Agreement, between the Company and Advisor, dated November 18, 2024 (the “Transaction Bonus Agreement”). Further, the Gross-Up Agreement between the Company and Advisor, dated November 18, 2024 (the “Gross-Up Agreement”), shall continue in effect during the Transition Period and through the end of the Advisory Term.
Upon the Transition Date (and subject to Advisor’s continued employment through such date), Advisor will step down as President and Chief Executive Officer of the Company and instead be employed with the Company as Senior Advisor. Following the Transition Outside Date, except as otherwise described herein, this Agreement will govern the terms of Advisor’s employment with the Company.

Advisor agrees to reasonably cooperate with the Company regarding the logistics of the Advisor’s transition and acknowledges and agrees that neither the entering into of this Agreement nor the matters contemplated hereby alone shall give rise to any right or claim by Advisor to resign with “Good Reason” under that certain Severance and Change in Control Agreement, dated as of April 4, 2022, by and between Advisor and the Company (the “CIC Agreement”) (which, notwithstanding Section 6 hereof, shall continue in accordance with its existing terms through the Transition Outside Date) or any similar right under any other compensation or benefit plan of the Company or its affiliates. All compensation and benefits payable or provided to Advisor during the Transition Period shall be subject to all deductions necessary to comply with federal, state, and local tax withholding requirements. On the Transition Date, Advisor shall resign from all positions Advisor holds as an officer or director of the Company or any of its subsidiaries or affiliates (other than the position of Senior Advisor) and, in connection therewith, shall execute such letters of resignation as may be requested to effectuate such resignations, provided that such letters of resignation do not contain any admissions of wrongdoing, releases of claims, or other obligations beyond a simple resignation. To the extent Advisor refuses to or otherwise does not execute any such documents in connection with such resignation, Advisor shall be deemed to resign from all such positions (other than Advisor’s position as Senior Advisor), effective as of the Transition Date.

2.Advisory Term. The term of Advisor’s employment as Senior Advisor under this Agreement (the “Advisory Term”) shall commence at the end of the Transition Period and, unless sooner terminated in accordance with this Agreement shall expire on December 31, 2028. During the Advisory Term, Advisor shall report to the Chairman of the Board. As consideration for the Advisory Term and the payments provided under Section 3 hereof, the commencement of the Advisory Term is subject to Advisor executing and not revoking a customary release of claims in favor of the Company within 15 days following the Transition Date, which the Company shall provide to Advisor within five days following the Transition Date.
3.Compensation During Advisory Term.
(a)Base Salary. As consideration for performance of the Services and of the covenants and premises set forth in this Agreement, commencing on the Transition Outside Date through the end of the Advisory Term, the Company shall pay Advisor a base salary (the “Salary”) at an annual rate of $750,000, payable to Advisor in accordance with the normal payroll practices of the Company as are in effect from time to time.

(b)Bonus. Commencing on October 1, 2026, for each fiscal year of the Company during the Advisory Term, Advisor shall be entitled to receive a cash bonus in the gross amount of $750,000 (the “Bonus”), subject to the Board’s good faith determination that Advisor has not breached Advisor’s duties under this Agreement. The Bonus will be paid within 15 business days following the last day of the Company’s fiscal year. Advisor must remain employed on the last day of the fiscal year in order to receive the Bonus for such fiscal year, except as provided in Section 4(b) below.
(c)Equity Awards. During the Advisory Term, Advisor’s outstanding equity awards under the 2019 Plan shall continue to vest in accordance with the terms of the applicable award agreements. Additionally, at the same time annual equity awards are made to the Company’s senior leadership (but in no event later than November 30, 2026) (such actual date, the “Grant Date”), subject to Advisor’s continued employment through the Grant Date, Advisor will be awarded a grant of restricted stock units under the 2019 Plan with a grant date fair value equal to $3,500,000 (the “Transition Award”). The Transition Award will vest 50% on each of the first and second anniversaries of the Grant Date, subject to Advisor’s continued employment through the applicable vesting date, except as provided in Section 4(b) below, and will be subject to the terms and conditions of the 2019 Plan and the standard award agreement thereunder, provided that such award agreement shall provide for accelerated vesting consistent with the terms of Section 4(b) of this Agreement.
(d)Benefit Plan Participation. During the Advisory Term, Advisor shall be eligible to continue to participate in the Benefit Plans (excluding the Company’s Senior Management Bonus Program), in accordance with their applicable terms and conditions. The foregoing shall not be construed to limit the ability of the Company or any of its affiliates to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time. During Advisor’s employment and service to the Company, including, without limitation, during the Advisory Term, Advisor shall remain entitled to the rights and protections set forth in the Indemnification Agreement (substantially in the Form of Indemnification Agreement attached as Exhibit 10.10 to the Company’s Form 10-K filed November 29, 2024), which is hereby incorporated by reference as if fully set forth herein.
(e)Expenses. Advisor shall be reimbursed in accordance with the Company’s expense reimbursement policy for all out-of-pocket business, travel and entertainment expenses incurred and paid by Advisor during Advisor’s employment or service to the Company or in connection with the performance of Advisor’s duties hereunder. In addition, upon presentation of appropriate documentation, the Company shall pay Advisor’s reasonable counsel fees, not to exceed $15,000, incurred in connection with the negotiation and documentation of this Agreement, and matters related hereto, payable within 30 days following the Effective Date; provided, however, that in the event the Company requests that Advisor submit invoices associated with such legal representation to substantiate the reimbursement of reasonable attorneys’ fees and costs, Advisor shall be permitted to redact such legal invoices to protect and preserve attorney-client privilege.

(f)Withholding. All compensation and benefits payable or provided to Advisor during the Advisory Term shall be subject to all deductions necessary to comply with federal, state, and local tax withholding requirements.
4.Termination.
(a)Upon Advisor’s termination of employment with the Company for any reason, Advisor shall be entitled to the following amounts: (i) payment of Advisor’s Salary accrued up to and including the date of termination or resignation, (ii) payment in lieu of any accrued but unused vacation or paid time off, and (iii) payment of any un-reimbursed expenses (collectively, the “Accrued Obligations”).
(b)In the event of Advisor’s (i) termination by the Company without Cause (excluding death or Disability) or (ii) resignation with Good Reason (each, a “Qualifying Termination”), without duplication of any entitlements arising from a Change in Control Qualifying Termination (as defined in the CIC Agreement), the Company shall (in addition to the Accrued Obligations) (A) pay Advisor a lump sum amount equal to the Salary payable to Advisor through the end of the Advisory Term, (B) pay Advisor a lump sum amount equal to any unpaid Bonus which would have been paid to Advisor had Advisor remain employed through the end of the Advisory Term, (C) if not previously granted, grant Advisor the Transition Award, (D) provide for all equity awards that are subject to time-based vesting criteria that would have vested (including, without limitation, the Transition Award) had Advisor’s employment continued through the end of the Advisory Term to immediately become fully vested, (E) provide for the contingent vesting of all unvested PRSUs, which shall be eligible to become fully vested if the applicable Performance Criteria is achieved during the corresponding performance period (without regard to the requirement for Advisor to be employed at such time), calculated as set forth in Appendix A of the applicable PRSU Award Agreement under the 2019 Plan (capitalized terms in this Section 4(b)(E) shall have the meaning set forth in the applicable PRSU Award Agreement under the 2019 Plan), and (F) pay Advisor a lump sum amount equal to the full cost of Advisor’s COBRA coverage until the end of the Advisory Term, ((A)-(F) collectively, the “Final Payment”). In addition, in the event of a Qualifying Termination, Advisor shall remain eligible for the rights and entitlements under the Gross-up Agreement as if actively employed through the Advisory Term. The cash components of the Final Payment shall be paid to Advisor within 30 days following the date of the Qualifying Termination, subject to Advisor executing and not revoking a release of claims in favor of the Company within 15 days following the Qualifying Termination (the “Release Requirement”). In the event of Advisor’s termination for any other reason, neither the Company nor Advisor shall have any further obligations hereunder.
(c) In the event of Advisor’s Change in Control Qualifying Termination occurring on or prior to December 31, 2027, Advisor will be entitled to the benefits set forth in Section 3(b) of the CIC Agreement, subject to the Release Requirement; provided, that following the Transition Outside Date, the phrase (i) “three times” will be replaced with “two times” for purposes of Section 3(b)(i) of the CIC Agreement and (ii) the phrase “thirty-six (36)” will be replaced with “twenty-four (24)” for purposes of Section 3(b)(ii) of the CIC Agreement.

5.Restrictive Covenants. In consideration of the Advisory Term and the compensation and benefits provided under Section 3 hereof, Advisor hereby reaffirm Advisor’s restrictive covenant obligations set forth in Section 11 of the CIC Agreement any other agreement between Advisor and the Company containing other similar provisions (collectively the “Restrictive Covenants”), and the Restrictive Covenants are incorporated herein by reference in their entirety.
6.Entire Agreement. The provisions contained herein along with the 2019 Plan and Advisor’s award agreements thereunder, the Indemnification Agreement, Section 11 and Section 3(b) (as modified herein) of the CIC Agreement, the Transaction Bonus Agreement and the Gross-Up Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede any and all prior agreements, understandings and communications between the parties, oral or written, with respect to such subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
7.Miscellaneous
(a)Severability. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid or unenforceable under applicable law, such provision shall be ineffective only to the extent such invalidity or unenforceability, without invalidating the remainder of this Agreement.
(b)Additional Acknowledgements and Representations. The Company and Advisor agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that Advisor has entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.
(c)Rights and Waivers. All rights and remedies of the parties hereto are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties hereto may have. No party to this Agreement shall be deemed to waive any rights or remedies under this Agreement unless such waiver is in writing and signed by such party. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other rights or remedies. A waiver on any one occasion shall not be construed as a bar to or a waiver of any right or remedy on any future occasion.
8.Modifications. Any waiver, alteration, amendment or modification of any provisions of this Agreement shall not be valid unless in writing and signed by the Company and Advisor.
9.Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns. Advisor acknowledges that Advisor’s services are unique and personal. Accordingly,

Advisor may not assign Advisor’s rights or delegate Advisor’s duties or obligations under this Agreement to any person or entity. In the event of the Company shall merge or consolidate with, or transfer all or any substantial portion of its assets, including goodwill, to another entity, proper provision shall be made so that the successors or assigns of the Company shall assume all of the obligations of the Company set forth in this Agreement.

10.Binding Effect; Third Party Beneficiaries. Subject to the limitations set forth in Section 9, this Agreement shall be binding upon and inure to the benefit of the successors-in-interest and permitted assigns of the Company and Advisor, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
11.Notice. All notices shall be in writing and deemed effective when received by (a) registered mail, (b) certified mail, return receipt requested, (c) overnight mail or (d) electronic mail, at the address of the party to be notified provided below. Either the Company or Advisor may change the address to which notices are to be sent by providing written notice to the other party as provided for in this Section 11:
If to Advisor:
The address set forth in the Company’s books and records.
If to the Company:
BellRing Brands, Inc.
1 N Brentwood Blvd., Suite 1550
St. Louis, MO 63105
Attention:
E-mail:

        with a copy to (which shall not constitute actual or constructive notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:
E-mail:
or for any party, at such other address as such party shall have specified in writing to each of the others in accordance with this Section 11.
12.Choice of Law. This Agreement shall be governed by and construed in accordance with the law of the State of California applicable to contracts made and to be performed entirely within such jurisdiction.
13.Arbitration. Any dispute or controversy based on, arising under or relating to this Agreement shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator in St. Louis County, Missouri in accordance with the

Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”) then in effect. Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction. Only individuals who are (a) lawyers engaged full-time in the practice of law and (b) on the AAA roster of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. Each party shall bear its own costs and attorneys’ fees in connection with any arbitration; provided, that, the Company shall bear the cost of the arbitrator and the AAA’s administrative fees.

14.Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
15.Counterparts. This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.
16.Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
(a)“Board” means the Board of Directors of the Company.
(b)“Cause” means Advisor’s (i) conviction of a felony which materially and adversely impairs the Company’s business or operations or (ii) willful and continued refusal to substantially perform Advisor’s duties (other than on account of a Disability) which materially and adversely impairs the Company’s business or operations following written notice and an opportunity of no less than 30 days to cure.
(c)“Disability” means Advisor’s inability to substantially perform Advisor’s duties and responsibilities during the Transition Term, due to physical or mental incapacity, for a period of more than thirty consecutive days or one hundred and twenty days during any six-month period.
(d)“Good Reason” means, without Advisor’s consent, a material breach by the Company of this Agreement. In order to resign for Good Reason, Advisor must provide written notice to the Company of the existence of and circumstances providing grounds for termination for Good Reason within 60 days of knowledge of the event constituting Good Reason, the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances and Advisor terminates within 30 days following the end of such cure period (to the extent uncured).
[Signatures on next pages]

IN WITNESS WHEREOF, the Company and Advisor have executed this Agreement as of the Effective Date.

BELLRING BRANDS, INC.

/s/ Craig L. Rosenthal
By: Craig Rosenthal
Title: Chief Legal Officer and Chief Compliance Officer

ADVISOR

/s/ Darcy H. Davenport
Name: Darcy Horn Davenport
Address: